Form
                               of
                          Authorization
                    Old Guard Group, Inc.


                      Shareholder Automatic
                      Dividend Reinvestment
                     And Stock Purchase Plan

I hereby appoint American Stock Transfer and Trust Co. (the "Agent") as my agent, under the terms and conditions of the Shareholder Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan") and authorize the Agent, as such agent, to receive dividends on my shares of Old Guard Group, Inc. ("Old Guard") stock as indicated below, and to apply such amounts to the purchase of shares of Old Guard Common Stock without charge as provided in the Plan.

This is not a Proxy

[_]  Reinvest all my Common      [_]  Reinvest Dividends on ____*
     Stock Dividends                  Shares of my Common Stock
                                      (Insert number of shares in
                                      space provided)

*Minimum number of shares to reinvest is 25 shares.

I acknowledge receipt of Old Guard Shareholder Automatic Dividend Reinvestment and Stock Purchase Plan Prospectus and agree to the terms and conditions of the Plan as stated therein. I understand that I may withdraw from the Plan at any time by notifying the Agent, as agent, in writing.


Date        Telephone Number   Signature         Signature


All persons whose names appear on the reverse side of this Authorization Form must sign this Authorization Form.